UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2009

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2009, Heckmann Corporation (the “Company”) and its wholly-owned subsidiary, Heckmann Water Resources Corporation (“Buyer”), entered into an asset purchase agreement (the “Agreement”) with Charis Partners, LLC, a Texas limited liability company (“Charis”); David Melton, Chris Cooper, Craig Zips, Mike Davis and Kevin Greer, as the members of Charis (the “Members”); Greer Exploration Corporation, a Louisiana corporation (“Greer”); James Greer, as the sole stockholder of Greer; Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P. and Silversword VII, L.P., each a Texas limited partnership (collectively, “Silversword,” and together with Charis and Greer, the “Sellers”); and Jon Hileman and James Greer, as the direct or indirect owners of Silversword.

The Sellers operate a saltwater disposal, treatment and pipeline transportation business in Texas and Louisiana serving customers seeking to dispose of saltwater and frac fluid generated in their oil and gas operations (the “Business”). Under the terms of the Agreement, the Company will purchase from Greer and Silversword all of their assets used in the Business, and will purchase from the Members all of the outstanding limited liability company interests of Charis.

The purchase price consists of (i) $12 million and $5 million in cash payable at closing to Silversword and the Members, respectively, and $2.1 million in cash payable to Greer in twelve equal quarterly installments, with the first installment due at closing, and (ii) $5 million and $2 million in Company common stock, par value $0.01 per share (“Company Common Stock), issuable at closing to the Members and Silversword V, L.P., respectively. The number of shares of Company Common Stock issuable at closing will be computed at a per share price of $4.44.

In addition, in the event that Buyer (i) achieves EBITDA (as defined in the Agreement) equal to $15.1 million during fiscal 2010, the Company will issue an additional $5 million (the “2010 Earn-Out”) in Company Common Stock to the Members and Silversword V, L.P., and (ii) achieves EBITDA equal to $17.5 million during fiscal 2011, the Company will issue an additional $5 million (the “2011 Earn-Out”) in Company Common Stock to the Members and Silversword V, L.P. The 2010 Earn-Out is prorated such that if Buyer achieves EBITDA during fiscal 2010 of $6.2 million, $8.4 million, $10.6 million or $12.8 million, the Company will issue $1 million, $2 million, $3 million or $4 million, respectively, in Company Common Stock to the Members and Silversword V, L.P. 80% of any Company Common Stock arising out of the 2010 Earn-Out and/or the 2011 Earn-Out will be issued to the Members and 20% will be issued to Silversword V, L.P. The number of shares of Company Common Stock arising out of the 2010 Earn-Out and the 2011 Earn-Out will be computed at the average of the closing market price for the last ten trading days of December 2010 and 2011, respectively, and must be issued on or before March 31, 2010 and 2011, respectively.

The Agreement contains customary representations, warranties, covenants and indemnity provisions, and Buyer may offset against any amounts payable to Sellers or the Members in satisfaction of their indemnity obligations, including the cash payable to Greer subsequent to closing, the 2010 Earn-Out and the 2011 Earn-Out.

The transactions contemplated by the Agreement are subject to the satisfaction of customary conditions prior to the closing, including the completion of due diligence. The Company anticipates that it will close these transactions on or before July 31, 2009.

A copy of the Agreement is attached hereto as Exhibit 2.8.

Item 8.01.	Other Events.

On June, 8, 2009, in connection with the pending litigation involving Xu Hong Bin, and his affiliated company, Kotex Development, which was previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2009, the Court of Chancery of the State of Delaware denied Xu’s request for expedited scheduling. The Court also indicated that pending resolution of the litigation, the Company may not cancel the Xu and Kotex shares of Company Common Stock at issue. The Company will soon file its responsive counter suit expanding its claims against Xu and seeking recovery of not only the stock at issue, but also all cash paid to Xu, and all cash misappropriated by Xu. In light of the pending litigation, these shares will continue to be included in our outstanding shares until the litigation is finally resolved.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.8	Asset Purchase Agreement, dated as of June 12, 2009, by and among Heckmann Corporation, Heckmann Water Resources Corporation, Charis Partners, LLC, David Melton, Chris Cooper, Craig Zips, Mike Davis, Kevin Greer, Greer Exploration Corporation, James Greer, Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P., Silversword VII, L.P., and Jon Hileman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2009

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann
Name:	Richard J. Heckmann
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.8	Asset Purchase Agreement, dated as of June 12, 2009, by and among Heckmann Corporation, Heckmann Water Resources Corporation, Charis Partners, LLC, David Melton, Chris Cooper, Craig Zips, Mike Davis, Kevin Greer, Greer Exploration Corporation, James Greer, Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P., Silversword VII, L.P., and Jon Hileman.